Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-187242 and 333-206135) and on Form S-8 (Nos. 333-141903, 333-152824, 333-173862,  333-181117, 333-187243, 333-194477, 333-202680,  333-206128 and 333-212615) of our report dated April 12, 2016, relating to the Madrigal Pharmaceuticals, Inc., (“Private Madrigal”), financial statements as of December 31, 2015 and for each of the years in the two-year period then ended, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, included in this Amendment No. 1 to Current Report on Form 8-K.

/s/ Friedman LLP
East Hanover, New Jersey
September 2, 2016